SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

MANOR CARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[Manor Care LOGO]

Manor Care, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
PROXY STATEMENT

MEETING DATE

MAY 7, 2002

YOUR VOTE IS IMPORTANT!
Please mark, date and sign the enclosed proxy card
and promptly return it to us in the enclosed envelope.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT
Notice of Annual Meeting of Stockholders
PROXY STATEMENT
Item 1 -- Election of Directors
Security Ownership of Certain Management and Beneficial Owners
Executive Compensation
Option/SAR Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Long-Term Incentive Plans -- Awards in February 2001
Long-Term Incentive Plans -- Awards in September 2001
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
Item 2 -- Selection of Independent Public Accountants
Other Business
General Information

[Manor Care LOGO]

Manor Care, Inc.

Notice of Annual Meeting of Stockholders
May 7, 2002

       Manor Care, Inc. will hold its annual meeting of stockholders on Tuesday, May 7, 2002 at 2:00 p.m. in the auditorium of One SeaGate, Toledo, Ohio. At the meeting, we will:

•	Elect three directors for three-year terms, or until their successors are elected and qualified;

•	Vote on the selection of Ernst & Young LLP as our independent public accountants for 2002; and

•	Consider any other business properly presented at the meeting.

      Only stockholders of record at the close of business on March 15, 2002 will be entitled to notice of and to vote at this meeting.

By Order of the Board of Directors,

R. Jeffrey Bixler
Secretary

April 5, 2002

***************

Whether or not you plan to attend the annual meeting of stockholders in person, please mark, date and sign the accompanying proxy and promptly return it in the enclosed envelope to ensure your representation and the presence of a quorum at the annual meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

MANOR CARE, INC.

333 N. Summit St.
Toledo, Ohio 43604

PROXY STATEMENT

      This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by our Board of Directors for the 2002 annual meeting of stockholders to be held on Tuesday, May 7, 2002, beginning at 2:00 p.m., at One SeaGate, Toledo, Ohio, in the auditorium adjacent to the lobby, and any adjournment or postponement thereof. The mailing commenced on or about April 5, 2002.

What information does this document contain?

      This proxy statement describes the items to be voted on by our stockholders at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers, and certain other required information. We are sending a copy of our 2001 Annual Report to you at the same time as this statement.

Who can vote?

      You can vote if you were a stockholder at the close of business on the record date, March 15, 2002. We had 101,266,015 shares of common stock outstanding on March 15, 2002.

What am I voting on?

      You are voting on:

•	Election of three directors for three-year terms.

•	The selection of our independent public accountants for 2002.

•	Any other business properly presented at the meeting.

How do I vote?

      If you hold your shares directly in your own name, you are a “stockholder of record”. This means you can vote in person at the meeting or you can complete and submit a proxy card by mail. If you hold your shares indirectly in the name of a bank, broker or other nominee, these proxy materials are being forwarded to you by your nominee with instructions describing how to vote your shares.

What is a “quorum”?

      A quorum is the number of shares that must be present to have the annual meeting. The quorum requirement for the annual meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. If you submit a valid proxy card or attend the annual meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes count toward the quorum. A “broker non-vote” occurs when a nominee (such as a bank or broker) holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner before the meeting.

Will broker non-votes or abstentions affect the voting results?

      Although abstentions and broker non-votes count for quorum purposes, they do not count as votes for or against a proposal and will not affect the voting results.

How do I vote my 401(k) shares?

      If you hold shares through the Health Care and Retirement Corporation Stock Purchase and Retirement Savings Plan (SPARS), you will receive a separate proxy card. Use this separate proxy card to instruct the plan trustee how to vote the shares allocated to your plan account. If you do not return this separate proxy card (or you submit it with an unclear voting designation, or with no voting designation at all), then the plan trustee will vote the shares in your account the same way as the majority of the other 401(k) plan participants voted their shares. The common stock outstanding on the record date included 892,128 shares held by the SPARS trustee. The Manor Care, Inc. Retirement Savings and Investment Plan and the Manor Care, Inc. Nonqualified Retirement Savings and Investment Plan trustees have the exclusive right to vote the shares held in these plans.

Can I change my vote after I return my proxy card?

      Yes, you can revoke your proxy card by:

•	Submitting a new proxy card;

•	Giving written notice to us before the meeting that you are revoking your proxy card; or

•	Attending the meeting and voting your shares in person.

If you hold your shares indirectly in the name of a bank, broker or other nominee, the revocation must be done by your nominee in one of the first two ways described above.

Who counts the votes?

      Our transfer agent, National City Bank, tabulates the votes and acts as inspector of the election.

Is my vote confidential?

      Yes. All proxy cards and vote tabulations identifying individual stockholders are handled in a manner that protects your voting privacy.

What vote is required to approve each item?

      Election of Directors. Election of a director requires the affirmative vote of a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. If you withhold authority to vote for all or certain nominees, your proxy will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      Other Items. Approval of any other item requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the item.

Can I attend the meeting in person?

      Yes. If you were a stockholder of record at the close of business on March 15, 2002, you or your designated proxy may attend the meeting. We may ask that you or your proxy present valid identification upon admission.

Item 1 — Election of Directors

      Item 1 is the election of three directors to the Board of Directors. Our Board of Directors is divided into three classes. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring. The terms of the current members of Class II, Joseph H. Lemieux, John T. Schwieters and Gail R. Wilensky, expire at the 2002 annual meeting. They have each been nominated to serve another term in Class II expiring in 2005. The directors in Class III are serving terms that expire in 2003, and the directors in Class I are serving terms that expire in 2004.

      The Board of Directors expects all nominees named above to be available for election. The proxies will vote your shares to elect these three nominees unless you withhold their authority to do so on the accompanying proxy card. In case any nominee is not available, the proxies can vote your shares for a substitute nominee designated by the Board of Directors, or the vacancy will be filled in accordance with our by-laws.

      Information as to each Class II nominee and as to directors continuing in Class III and Class I follows.

The Board of Directors unanimously recommends a vote FOR each nominee.

2002 Nominees for Director: Class II — Term Expiring at the 2002 Annual Meeting of Stockholders

      Joseph H. Lemieux, age 71, has been one of our directors since August 1991. Mr. Lemieux has been Chief Executive Officer of Owens-Illinois, Inc., since September 1990. Mr. Lemieux has been a member of the Owens-Illinois Board of Directors since July 1984 and Chairman of that Board since September 1991. He is a member of our Compensation and Governance Committees.

      John T. Schwieters, age 62, has been one of our directors since April 2000. Mr. Schwieters has been Vice Chairman of Perseus, LLC since March 2000. He was managing partner of Arthur Andersen’s Mid-Atlantic Market Circle from 1989 to March 2000. Mr. Schwieters is a member of our Audit and Governance Committees. He is also a director of Smithfield Foods, Inc.

      Gail R. Wilensky, Ph.D., age 58, has been one of our directors since September 1998. Since January 1993, Ms. Wilensky has been a Senior Fellow at Project Hope, a not-for-profit international health education foundation. From March 1992 to January 1993, she was Deputy Assistant to President Bush for Policy Development, advising the President on health and welfare issues. From January 1990 to March 1992, Ms. Wilensky was Administrator of the Health Care Financing Administration (now known as the Centers for Medicare & Medicaid Services) in the Department of Health and Human Services. She is a member of our Audit and Quality Committees. Ms. Wilensky is also a director of Advanced Tissue Sciences, Inc.; Gentiva Health Services, Inc.; Quest Diagnostics Incorporated; Syncor International Corporation; and United HealthCare Corporation.

Continuing Directors: Class III — Term Expiring at the 2003 Annual Meeting of Stockholders

      Frederick V. Malek, age 65, has been one of our directors since February 1999. He served as a director of the former Manor Care, Inc., now one of our subsidiaries known as Manor Care of America, Inc. (MCA), from 1990 to September 1998. Mr. Malek has been Chairman of Thayer Capital Partners since January 1993. He was Campaign Manager of the Bush-Quayle ’92 Campaign from December 1991 to December 1992. He is a member of our Compensation and Quality Committees. Mr. Malek is also a director of Aegis Communications Co.; American Management Systems, Inc.; Automatic Data Processing, Inc.; CB Richard Ellis; FPL Group, Inc.; Classic Vacation Group; Northwest Airlines; and UBS Paine Webber Mutual Funds.

      Robert G. Siefers, age 56, has been one of our directors since February 1992. Since October 1997, Mr. Siefers has been Vice Chairman of National City Corporation, Cleveland, Ohio. From February 1991 until October 1997, Mr. Siefers was Executive Vice President and Chief Financial Officer of National City Corporation. He is a member of our Governance Committee. He is also a director of National Processing Co., a publicly traded affiliate of National City Corporation.

      M. Keith Weikel, age 64, has been our Senior Executive Vice President and Chief Operating Officer since August 1991 and one of our directors since February 1992. He is a member of our Quality Committee.

      Thomas L. Young, age 58, has been one of our directors since August 1991. He is Executive Vice President and General Counsel of Owens-Illinois, Inc., a position he has held since April 1992. He is a member of our Audit, Compensation and Governance Committees. Mr. Young is also a director of Owens-Illinois, Inc.

Continuing Directors: Class I — Term Expiring at the 2004 Annual Meeting of Stockholders

      Stewart Bainum, Jr., age 56, has been one of our directors since September 1998. From September 1998 until September 2001, he was Chairman of the Board. From March 1987 to September 1998, he was Chairman of the Board and Chief Executive Officer of MCA, and President of MCA from June 1989 to September 1998. Mr. Bainum, Jr. was Vice Chairman of MCA from June 1982 to March 1987. Mr. Bainum is a member of our Quality Committee. He is also a director and Chairman of Choice Hotels International, Inc.

      William H. Longfield, age 63, has been one of our directors since September 1998. He was a director of MCA from 1989 to September 1998. He has been Chairman and Chief Executive Officer of C.R. Bard, Inc. since September 1995 and was President and Chief Executive Officer from June 1994 to September 1995. Mr. Longfield was President and Chief Operating Officer of C.R. Bard, Inc. from September 1991 to June 1994. Mr. Longfield is a member of our Compensation and Governance Committees. He is a director of C.R. Bard, Inc.; Cytyc Corporation; Horizon Health Corporation; and West Pharmaceutical Services, Inc.

      Paul A. Ormond, age 52, has been our President and Chief Executive Officer since August 1991. He was Chairman of the Board from August 1991 until September 1998 and from September 2001 to the present. Mr. Ormond is also a director of National City Corporation.

Compensation of Directors

      In May 2001, we adopted a new compensation structure for service on the Board by each non-management director. Under this structure, we pay an annual fee of $25,000, a $1,500 per Board meeting fee and a $1,000 per committee meeting fee, except for committee chairpersons who received a fee of $1,500 per committee meeting. We paid such fees in cash quarterly unless deferred under the Deferred Compensation

Plan for Outside Directors. Management directors do not receive additional compensation for service on the Board of Directors.

      We have adopted, with stockholder approval, a Stock Option Plan for Outside Directors, known as the Outside Directors Plan. Under the terms of the Outside Directors Plan, each non-management director receives an option to purchase 9,000 shares of common stock upon election to the Board and, after completing one year of service, an additional option to purchase 9,000 shares of common stock on the business day immediately following each annual stockholders’ meeting for so long as such person continues to serve as a director. The per share exercise price of each option is the fair market value of a share of common stock on the date of grant. Options granted under this plan are immediately exercisable. During 2001, Messrs. Bainum, Jr., Lemieux, Longfield, Malek, Schwieters, Siefers and Young and Ms. Wilensky each received option grants under the terms of the Outside Directors Plan.

      Authority under the Outside Directors Plan expired in December 2001. Stock options for outside directors are now available under the Equity Incentive Plan under the same formula as described above for the Outside Directors Plan.

Board Meetings and Committees of the Board

      The Board of Directors met five times during 2001. Each director attended more than 75 percent of the total number of meetings of the Board and the committees on which each served except Messrs. Malek and Lemieux. The Board of Directors currently has Audit, Compensation, Governance and Quality committees.

      The Audit Committee’s functions and its major activities during fiscal year 2001 are described below in the Audit Committee Report. During the year, the Board examined the composition of the Audit Committee in light of the New York Stock Exchange’s rules governing audit committees and confirmed that all members of the Audit Committee are “independent” within the meaning of NYSE’s rules. The Board also reviewed and approved the Audit Committee Charter, a copy of which was included as Appendix A to our May 2001 proxy statement. The Committee consists of Ms. Wilensky and Messrs. Schwieters and Young.

      The Compensation Committee of the Board of Directors consists of directors who are not our officers or employees and are not eligible to participate in any of our executive compensation programs. This Committee administers and regularly evaluates our executive compensation program to ensure it is appropriate in the context of our business and competitive with the compensation practices of other companies. From time to time, the Committee seeks the advice of independent experts in evaluating plan design, compensation levels and administration. Each year the Compensation Committee reviews and approves salaries for our executive officers. The Committee also administers the Equity Incentive Plan (which replaces the Amended Stock Option Plan for Key Employees and the Amended Restricted Stock Plan) and certain other incentive compensation plans covering executive officers. During 2001, the Compensation Committee met on two occasions. The Committee consists of Messrs. Lemieux, Longfield, Malek and Young.

      The Governance Committee met on five occasions in 2001. The Governance Committee reviews the structure and operating practices of the Board of Directors and recommends changes; solicits Board of Director candidate recommendations; develops and reviews Board candidate background information; recommends candidates for Board vacancies; recommends candidates for Chairman and committee assignments; and evaluates Board, Chairman and Chief Executive Officer effectiveness. Any stockholder wishing to propose a nominee for the Board should submit a recommendation in writing to the company’s Secretary, indicating the nominee’s qualifications and other relevant biographical information and confirmation of the nominee’s consent to serve as a Director. The Governance Committee consists of Messrs. Lemieux, Longfield, Schwieters, Siefers and Young.

      The Quality Committee was created by the Board of Directors in May 2001 and thereafter held one formal meeting in 2001. The Quality Committee meets regularly with the Vice President, Director of Clinical Services and reviews information regarding the quality of care provided by our nursing centers. In fulfilling this function, the Committee regularly reviews our company’s performance on state and federal surveys, information regarding quality indicators and information regarding clinical initiatives relating to quality of care. The Committee receives and evaluates information regarding changes in the industry including changes in the regulatory environment. The Quality Committee consists of Ms. Wilensky and Messrs. Bainum, Malek and Weikel.

Certain Relationships and Related Transactions

      During 2001, National City Corporation and certain of its subsidiaries provided us and certain of our officers with commercial banking, private banking and trust services. Mr. Ormond was a director of National City Corporation and Mr. Siefers was an executive officer of that company during 2001. Mr. Ormond was also a director and a stockholder of Rawhide Software, Inc., a business entity which (1) provided marketing and related services to one of our subsidiaries for which it was paid $404,712 in 2001, and (2) leased space from our subsidiary and made lease payments to us of $110,000 in 2001.

Audit Committee Report

      The Audit Committee consists of three independent directors appointed by the Board of Directors. The Committee operates under a written charter first adopted and approved by the Board in May 2000. A copy of the Audit Committee Charter was previously disclosed as Appendix A to our 2001 proxy statement.

      The Committee met formally on five occasions during 2001, conferred by telephone conference on other occasions as necessary and received and reviewed written information related to the Committee’s functions. During the past year, the Committee held discussions with management, our independent auditors Ernst & Young LLP, our internal auditors, our legal counsel, representatives of our corporate compliance committee and others.

      Among many other activities as noted in the Committee’s charter, the Audit Committee, on behalf of the Board, monitors our company’s financial reporting process and our system of internal controls. Management prepares our financial statements and implements our financial reporting process including our system of internal controls. Our independent auditors annually perform an independent audit of our company’s consolidated financial statements in accordance with generally accepted auditing standards and issue a report on their audit and an opinion with respect to the financial statements. Our internal auditors review and evaluate our system of internal controls and conduct audits of selected units to ensure that they operate in compliance with these controls. The independent auditors and the internal auditors report directly to the Committee regarding their activities.

      Prior to the beginning of our independent audit for 2001, the Committee discussed with our independent auditors and the internal auditors the overall scope and plans for their respective audits. These discussions focused on the principal areas of audit emphasis, the objectives related to the audits, the key accounting and reporting developments that would impact the audit plans and the primary personnel who would be involved in the audits. Following completion of the independent audit, the Committee received a written report from the independent auditors regarding the results of their audit. Our internal auditors similarly submitted a written report regarding the internal audits which were conducted throughout the year. The Committee then met with both our independent auditors and our internal auditors, with and without management present, to discuss the results of their examinations, the evaluation of our company’s internal controls and the overall quality of our company’s financial reporting. Among other items, the Committee discussed with our independent auditors the communications required by generally accepted auditing standards including the Statement on Auditing Standards No. 61 (Communication With Audit Committees). These required communications included a review of significant estimates and judgmental areas which were, in all cases, determined to be reasonable and appropriate. The Committee was advised that there were no serious difficulties encountered in the audit nor any material weaknesses found in the system of internal controls. The Committee also reviewed and discussed the audited consolidated financial statements with management and our independent auditors. Management represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors advised the Committee that they were prepared to issue an unqualified opinion as of and for the year ended December 31, 2001.

      In addition, the Committee discussed with Ernst & Young LLP its independence from our company and our management, including the matters contained in written disclosures to the Committee as required by the Independence Standards Board Standard No. 1. The Committee reviewed in detail the audit and non-audit related fees paid to Ernst & Young LLP during 2001 and considered the compatibility of the non-audit services with the auditors’ independence. The Committee noted that the large majority of non-audit related fees involved litigation support services on a single matter commenced in 1999, and concluded that such services did not compromise the independence of the auditors. However, the Committee intends, with the full concurrence of management, to scrutinize the future engagement of Ernst & Young LLP on non-audit related matters. To that end, the Committee has adopted a policy requiring Committee approval of the engagement of Ernst & Young LLP on any non-audit related matter. Additionally, the Committee has adopted a policy prohibiting the engagement of Ernst & Young LLP personnel on internal audits or on any financial information system matters that do not directly relate to Ernst & Young LLP’s audit.

      In reliance on the reviews and discussions referenced above and the report of the independent auditors including the independent auditors’ opinion with respect to the audited financial statements, the Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission. The Committee also recommended to the Board, subject to stockholder approval, the selection of Ernst & Young LLP as the company’s independent auditors for 2002.

The Audit Committee:
Thomas L. Young, Chairman
John T. Schwieters
Gail R. Wilensky

Security Ownership of Certain Management and Beneficial Owners

Security Ownership of Management

      The following table shows, as of March 15, 2002, information concerning beneficial ownership of shares of our common stock by our directors individually, the persons named in the Summary Compensation Table, and our executive officers and directors as a group. Except as indicated by the notes to the table, the holders listed below have sole voting and investment power over the shares beneficially owned by them.

		Amount and Nature
	Name of	of Beneficial	Percent
Title of Class	Beneficial Owner	Ownership(1)(2)(3)	of Class

Common Stock	Stewart Bainum, Jr.	879,871 (4)	(6)
Common Stock	R. Jeffrey Bixler	223,868	(6)
Common Stock	Nancy A. Edwards	61,018	(6)
Common Stock	Joseph H. Lemieux	73,343	(6)
Common Stock	William H. Longfield	38,214	(6)
Common Stock	Frederic A. Malek	32,413	(6)
Common Stock	Geoffrey G. Meyers	431,746	(6)
Common Stock	Paul A. Ormond	2,294,673 (5)	2.3%
Common Stock	John T. Schwieters	18,000	(6)
Common Stock	Robert G. Siefers	85,000	(6)
Common Stock	M. Keith Weikel	533,430	(6)
Common Stock	Gail R. Wilensky	27,000	(6)
Common Stock	Thomas L. Young	52,050	(6)
Common Stock	Executive Officers & Directors as a group	4,901,623	4.8%

(1)	Includes shares of restricted stock granted to certain executive officers and directors under our restricted stock plans.

(2)	Includes the following number of shares which the person has a right to acquire within 60 days of the record date upon the exercise of options: Bainum, Jr. — 27,000; Bixler — 74,834; Edwards — 49,584; Lemieux — 45,000; Longfield — 27,000; Malek — 27,000; Meyers — 128,000; Ormond — 640,000; Siefers — 72,000; Weikel — 213,334; Wilensky — 27,000; Young — 45,000; and Officers and Directors as a Group — 1,523,307.

(3)	Includes shares held by Ms. Edwards and Messrs. Bixler, Meyers, Ormond and Weikel and by all executive officers as a group, under our 401(k) savings plans as of the record date.

(4)	Includes: (a) 723,078 shares held indirectly representing Stewart Bainum, Jr. Trust’s proportionate interest in Realty Investment Company, Inc., a real estate investment and management company, which owns 3,567,869 shares and in which Mr. Bainum, Jr. is a non-controlling shareholder; and (b) 128,591 shares indirectly held through certain trusts for the benefit of Mr. Bainum, Jr.’s two minor children.

(5)	Includes 81,472 shares held by family members of Mr. Ormond and 89,286 shares held in trust for certain family members of Mr. Ormond. Mr. Ormond disclaims any beneficial interest in the shares held by family members or in trust.

(6)	Percentage of ownership does not exceed one percent of the class.

Executive Compensation

Summary Compensation

      The following table sets forth the annual and long-term compensation for the last three completed fiscal years for our Chief Executive Officer and our four other most highly compensated executive officers at the end of the last completed fiscal year.

Summary Compensation Table

						Long-Term Compensation

		Annual Compensation				Awards		Payouts

				Other		Restricted	Securities	Long-Term
Name and				Annual		Stock	Underlying	Incentive	All Other
Principal Position	Year	Salary	Bonus	Compensation		Awards(3)	Options (#)	Payouts	Compensation(4)

Paul A. Ormond	2001	$783,846	$975,000	$25,614	(1)	$1,818,413	979,419	$630,000	$64,986
Chairman, President and	2000	720,835	740,000	118,042	(2)	1,750,000	535,000	374,670	49,170
Chief Executive Officer	1999	711,169	439,800	48,629	(1)	—	—	306,000	59,870

M. Keith Weikel	2001	501,923	500,000	15,480	(1)	962,500	350,005	337,500	52,747
Senior Exec. Vice President	2000	463,246	395,000	11,911	(1)	875,000	364,500	198,375	45,872
and Chief Operating Officer	1999	457,108	235,500	4,722	(1)	—	—	162,500	49,733

Geoffrey G. Meyers	2001	390,538	275,000	36,742	(1)	673,750	181,841	183,750	24,656
Exec. Vice President	2000	360,073	215,000	27,258	(1)	700,000	248,944	99,820	25,198
and Chief Financial Officer	1999	355,415	128,100	24,791	(1)	—	—	81,900	23,167

R. Jeffrey Bixler	2001	278,877	170,000	8,075	(1)	481,250	75,000	112,500	18,415
Vice President and	2000	257,589	130,000	6,697	(1)	525,000	160,000	63,135	16,493
General Counsel	1999	254,061	85,000	4,813	(1)	—	—	51,600	15,378

Nancy A. Edwards	2001	218,142	110,000	—		—	25,000	—	12,252
Vice President,	2000	201,500	92,000	—		—	45,000	39,963	11,160
General Manager	1999	198,385	80,000	—		—	900	32,500	11,471

(1)	Represents reimbursement for the payment of taxes. The aggregate incremental cost of perquisites and other personal benefits provided to the executive was less than the minimum required for disclosure under the rules of the Securities and Exchange Commission.

(2)	Represents reimbursement for the payment of taxes of $59,303 and perquisites and other personal benefits of $58,739. The items that exceed 25 percent of the total perquisites and other personal benefits include personal use of our airplane of $20,975 and legal services of $20,925.

(3)	Represents the value of restricted stock awards made to the named individuals based on the share price at the date of grant. Restrictions on the sale or encumbrance of the restricted shares lapse at retirement. Each holder of restricted stock has the same rights as a stockholder including the right to vote the shares and to receive all dividends or other distributions paid or made regarding the shares. At December 31, 2001, Messrs. Ormond, Weikel, Meyers and Bixler held 325,000, 175,000, 135,000 and 100,000 shares of restricted stock having a value of $7.71 million, $4.15 million, $3.20 million and $2.37 million, respectively, based on a share price of $23.71 on December 31, 2001.

(4)	The amounts disclosed in this column for 2001 include (a) matching contributions we made to our Senior Management Savings Plan, a non-qualified defined contribution plan, on behalf of Messrs. Ormond, Weikel, Meyers and Bixler and Ms. Edwards in the amounts of $45,715, $26,908, $11,716, $12,266 and $9,304, respectively; and (b) the dollar value of premiums paid for life insurance (after tax gross-up) for Messrs. Ormond, Weikel, Meyers and Bixler and Ms. Edwards in the amounts of $19,271, $25,839, $12,940, $6,149 and $2,948, respectively.

Option Grants

      The following table sets forth information on stock option grants during 2001 pursuant to our Amended Stock Option Plan for Key Employees and Equity Incentive Plan for the individuals named in the Summary Compensation Table. We do not maintain a stock appreciation rights plan covering executive officers.

Option/SAR Grants in Last Fiscal Year

		Individual Grants(1)

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options	Employees in	Exercise	Expiration	Grant Date
Name	Granted(#)	2001	Price	Date	Present Value(2)

Paul A. Ormond	500,000	20.3%	$19.25	2/2/11	$4,480,000
	150,000	6.1%	23.85	10/24/01	454,500
	150,000	6.1%	24.25	10/24/01	348,000
	155,815	6.3%	31.65	10/24/01	261,769
	23,604	1.0%	23.11	12/19/01	28,561

M. Keith Weikel	250,000	10.1%	19.25	2/2/11	2,240,000
	80,624	3.3%	30.60	10/24/01	135,448
	19,381	0.8%	20.82	12/19/01	23,451

Geoffrey G. Meyers	150,000	6.1%	19.25	2/2/11	1,344,000
	31,841	1.3%	32.20	10/24/01	53,493

R. Jeffrey Bixler	75,000	3.0%	19.25	2/2/11	672,000

Nancy A. Edwards	25,000	1.0%	19.25	2/2/11	224,000

(1)	Each grant with an exercise price of $19.25 provides that the option is not exercisable until three years following the grant date at which time the option becomes fully exercisable. Each grant with an exercise price of other than $19.25 is immediately exercisable pursuant to the Additional Option feature of the applicable option agreement.

(2)	Represents an estimate of option values at grant date by using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0 percent; expected volatility of 46 percent; risk-free rate of return of 4.36 percent; and expected life of 3.2 years.

Aggregated Option Values

      The following table shows options exercised during the last fiscal year by the individuals named in the Summary Compensation Table and the aggregate dollar value of unexercised options held at the end of the last fiscal year by those individuals. The value is based upon a share price of $23.71.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

					Value of
			Number of Securities		Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired		Options at December 31, 2001		Options at December 31, 2001
	on	Value
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul A. Ormond	1,339,302	$23,756,937	640,000	1,075,000	$3,071,850	$8,496,250

M. Keith Weikel	230,894	4,412,958	213,334	616,666	1,023,950	6,128,000

Geoffrey G. Meyers	222,536	4,252,079	128,000	390,000	614,370	4,011,000

R. Jeffrey Bixler	54,422	992,534	74,834	251,666	310,500	2,841,000

Nancy A. Edwards	9,670	240,886	49,584	86,666	203,169	863,450

Long-Term Incentive Plans

      Certain individuals named in the Summary Compensation Table are covered by our Performance Award Plan (PAP) under which eligible employees receive a cash award payable at the end of the three-year period specified in the award. The total amount of any award payable at the end of an award period is determined by our Compensation Committee and is based upon performance criteria established at the beginning of the period. Award payouts for the 2001-2003 and 2002-2004 award periods will be based on the compound annual growth rate in earnings per share of common stock over the period.

Long-Term Incentive Plans — Awards in February 2001

	Performance
	or Other	Estimated Future Payouts
	Period Until	Under Non-Stock Price-Based Plans
	Maturation
Name	or Payout	Threshold	Target	Maximum

Paul A. Ormond	2001-2003	$231,000	$462,000	$693,000

M. Keith Weikel	2001-2003	123,750	247,500	371,250

Geoffrey G. Meyers	2001-2003	67,375	134,750	202,125

R. Jeffrey Bixler	2001-2003	41,250	82,500	123,750

Long-Term Incentive Plans — Awards in September 2001

Paul A. Ormond	2002-2004	$246,000	$492,000	$738,000

M. Keith Weikel	2002-2004	130,000	260,000	390,000

Geoffrey G. Meyers	2002-2004	70,875	141,750	212,625

R. Jeffrey Bixler	2002-2004	43,350	86,700	130,050

Retirement Plans

      The following table illustrates the estimated combined annual retirement benefits which would be provided under our Pension Plan, a qualified defined benefit plan (Pension Plan), and our Senior Executive Retirement Plan, a non-qualified defined benefit plan (SERP), in various average earnings classifications upon normal retirement at age 65:

	Year of Credited Service
High Three-Year
Average Earnings	5	10	15	20	25	30	35

$ 400,000	27,300	54,500	81,800	109,000	136,300	163,500	190,800
800,000	55,800	111,700	167,500	223,300	279,100	335,000	390,800
1,200,000	84,400	168,800	253,200	337,600	422,000	506,400	590,800
1,600,000	113,000	225,900	338,900	451,900	564,800	677,800	790,800
2,000,000	141,500	283,100	424,600	566,200	707,700	849,200	990,800
2,400,000	170,100	340,200	510,300	680,400	850,600	1,020,700	1,190,800
2,800,000	198,700	397,400	596,100	794,700	993,400	1,192,100	1,390,800

      The benefits illustrated in the above table are calculated on a straight-life annuity basis. In accordance with the provisions of the Pension Plan and the SERP, the table reflects the greater of the regular benefit under current provisions of the plans and the “grandfathered” benefit under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other benefits, but the “grandfathered” benefit does contain a partial offset for social security benefits.

      At December 31, 2001, Messrs. Ormond, Weikel, Meyers and Bixler and Ms. Edwards had, respectively, total credited service under the Pension Plan and the SERP of 28 years, 15 years, 34 years, 19 years and 22 years. Annual covered compensation includes base salary and amounts earned under the Annual Incentive Award Plan and our Performance Award Plan. The covered compensation for 2001 does not differ substantially from that set forth in the Salary, Bonus and Long-Term Payout columns in the Summary Compensation Table.

Executive Employment Agreements

      We have entered into severance or employment agreements with each of our executive officers, including the executive officers listed in the Summary Compensation Table, that entitle the officers to receive their base salaries and to participate in our designated benefit plans. Each agreement also provides that the officer’s base salary may be adjusted periodically and that we may at any time adjust or terminate benefit plans in which the officer is entitled to participate so long as no vested or accrued benefit is adversely affected. The agreements provide that the officer’s employment is not for any specified term and may be terminated at any time. If an officer is terminated other than for “cause” (as defined in the agreements), we would continue to pay the officer’s base salary for one year except in the case of Messrs. Ormond, Weikel, Meyers and Bixler, in which cases salary would continue as described below.

      In addition to the foregoing provisions, the severance agreements of Messrs. Ormond, Weikel, Meyers and Bixler also provide for an initial three-year term of employment with automatic one-year renewals unless prior notice of termination is given by either party. In addition, the agreements generally provide severance benefits equal to three years aggregate cash compensation (as defined in the agreements) if the executive’s employment is terminated following certain corporate transactions other than for cause or due to death or disability, or under certain circumstances if the executive voluntarily terminates his employment. If the executive is terminated not following a corporate transaction, he would be entitled to salary continuation for three years.

      In August 1999, we further amended and restated the amended employment agreements of Messrs. Ormond, Weikel, Meyers and Bixler. As amended and restated, these agreements continue to provide the severance and other benefits outlined above, but generally limit the circumstances under which the executive may voluntarily terminate his employment and receive severance benefits following certain corporate transactions.

Compensation Committee Interlocks and
Insider Participation in Compensation Decisions

      The Compensation Committee consists of Messrs. Lemieux, Longfield, Malek and Young, none of whom was an officer or employee of our company or any of our subsidiaries during the fiscal year.

Compensation Committee Report

      Compensation Policies Applicable to Executive Officers. Our executive compensation program’s main objective continues to be enhancement of stockholder value over the long term. Accordingly, the Compensation Committee designed and on an ongoing basis administers the compensation program to (1) strongly compete within the health care industry generally and with the compensation policies of other publicly-held companies of comparable size and complexity; (2) provide major incentives directly linked to increases in recognized measures of stockholder value; and (3) reward superior performance as measured by financial and non-financial factors.

      The Committee’s compensation decisions in 2001 continued to implement the decisions and compensation approach adopted by the Committee in 2000 based upon the input and specific recommendations of Watson Wyatt Worldwide, an independent compensation consulting firm, and the Committee’s own analysis of various external factors impacting our executive compensation program. Accordingly, the Committee made stock option and restricted stock awards to Messers. Ormond, Weikel, Meyers and Bixler in 2001 which were in line with the recommendations of Watson Wyatt in 2000 and are set forth in the Summary Compensation Table and the table Option/ SAR Grants In Last Fiscal Year. Stock option or stock appreciation rights awards were also made to Ms. Edwards and other executive officers and to non-executive officers and other key managers, consistent with the recommendations of Watson Wyatt. To accommodate these awards, the Committee adopted and the stockholders approved in 2001 amendments to the Amended Stock Option Plan for Key Employees to increase the maximum number of options that may be granted in a fiscal year to any individual. In addition, since authority to issue options under our Amended Stock Option Plan, and to issue restricted stock under our Amended Restricted Stock Plan, was scheduled to expire in October 2001, the Board of Directors adopted, and the stockholders approved in May 2001, a new equity incentive plan, the Equity Incentive Plan of Manor Care, Inc. (Equity Incentive Plan). In addition to providing for stock option and restricted stock awards to key employees, the Equity Incentive Plan also provides for stock options for outside directors, replacing the Outside Directors Plan for which authority expired in December 2001.

      Annual Incentive Plan. The Committee has the responsibility for determining the level of payouts under our Annual Incentive Plan. In making that determination for 2001, the Committee analyzed and considered several specific accomplishments during the year which enhanced stockholder value. These achievements included the following: (1) revenue growth of 13.2%; (2) a 40% increase in earnings per share, without unusual charges; (3) a 15% increase in share price; (4) significant improvements in major operating statistics over prior year; (5) completion of significant acquisition and construction projects; (6) completion of a major bond offering; (7) continuation of excellent cash flow; and (8) maintaining a solid balance sheet and an investment grade rating. The Committee also determined that the quality of care in our nursing centers, as measured by survey compliance and other quality indicators, remained at a high level during 2001. These performance achievements, which again exceeded the performance of other companies in the industry by a wide margin, justified payouts under the Annual Incentive Plan significantly above target payout levels.

      Salary Reviews. The Committee approved annual salary increases for the named executives and certain other corporate officers effective in September 2001. In making these adjustments, the Committee considered primarily competitive information, past individual performance as measured by both qualitative and quantitative factors and the individual’s potential for making significant contributions to our company’s future performance. In addition, the Committee considered our company’s overall performance in making the salary adjustments.

      Performance Award Plan. The Committee believes that participation in the Performance Award Plan remains appropriate for Messrs. Ormond, Weikel, Meyers and Bixler and is an important component of their overall compensation plan. The Performance Award Plan links cash incentives to long-term increases in stockholder value. Under the Performance Award Plan, eligible employees receive a cash award payable at the end of the three-year period specified in the award. The Committee determines the total amount of the award payable at the end of an award period based upon performance criteria established at the beginning of the period. For the 1999-2001 award period, the Committee approved Performance Award Plan payouts based upon actual EPS growth during the award period as adjusted for certain unusual items. The amounts of these payouts appear in the Summary Compensation Table under the column Long-Term Incentive Payouts.

      Compensation of Chief Executive Officer. The compensation policies described above also apply to our Chief Executive Officer’s compensation. The Committee determines our CEO’s salary level and all awards and grants to our CEO under our compensation program’s incentive components. Our CEO’s overall compensation package recognizes that the CEO bears primary responsibility for increasing the value of stockholders’ investments. Accordingly, a substantial portion of our CEO’s compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The Committee also believes that the complex health care environment in which our company currently operates requires a high degree of leadership, innovation and prudent risk-taking in order to meet and sustain corporate objectives for increasing stockholder value. Accordingly, the Committee structures and administers our CEO’s compensation to motivate and reward our CEO’s successful exercise of these entrepreneurial skills.

      Our CEO’s compensation for 2001 was directly related to the overall performance of our company as measured by the several factors identified above. Our CEO’s performance in leading our company to meet the numerous challenges and opportunities presented to it can also be measured by our company’s performance relative to substantially all other companies in the industry, several of which are in, or have recently emerged from, bankruptcy proceedings. Our CEO’s compensation continued to reflect specifically: (1) the high level of care maintained in our nursing centers and the continued emphasis on quality among all employees; (2) our operating results for 2001 which delivered improvements or growth in several important areas as well as a significant increase in share price; (3) our senior management team’s commitment, dedication and continued strong performance; and (4) related qualitative factors.

      Policy Related to Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 denies a deduction to any publicly held corporation for compensation paid to the CEO and the other four most highly compensated officers, as of the end of a fiscal year, to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993, subject to an exception for “performance-based compensation.” It is the Committee’s policy to take the necessary steps, including appropriate plan amendments, to qualify compensation paid to executive officers for deductibility to the extent that so qualifying the compensation is not inconsistent with our company’s fundamental compensation policies. In furtherance of this policy, the stockholders previously approved amendments to the Performance Award Plan, the Amended Stock Option Plan for Key Employees and the Amended Restricted Stock Plan to satisfy Section 162(m)’s performance-based compensation requirements. The Equity Incentive Plan has also been approved by the stockholders and includes provisions which, when implemented, the company believes would satisfy Section 162(m)’s performance-based compensation requirements. The Committee continues to monitor developments on this subject and will take further action as may be appropriate.

The Compensation Committee:
Joseph H. Lemieux, Chairman
William H. Longfield
Frederic V. Malek
Thomas L. Young

Performance Graph

      The graph below compares the total return on an investment in our common stock to the cumulative total return for a broad market index (the Standard & Poor’s 500 Stock Index) and to the cumulative total return for an index comprised of a peer group of companies(1). The indices reflect the year end market value of an investment in the stock of each company in the index, including additional shares assumed to have been acquired with cash dividends, if any.

      The graph assumes a $100 investment on December 31, 1996, in the stock of Health Care and Retirement Corporation (now known as Manor Care, Inc.) at a price of $28.625 per share. The graph also assumes investments on the same date of $100 each in the S&P 500 and the companies comprising the peer group index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

	1996	1997	1998	1999	2000	2001
Manor Care, Inc.	$100.00	$140.61	$102.62	$55.90	$72.05	$82.83
Peer Group Index	$100.00	$96.19	$52.53	$13.60	$15.84	$16.15
S&P 500	$100.00	$133.36	$171.48	$207.56	$188.66	$166.25

(1)	The peer group index is based on the total return for investments in the common stock of Beverly Enterprises, Inc., Integrated Health Services, Inc., Vencor, Inc., Genesis Health Ventures, Inc. and Alterra

Healthcare Corporation. During 2001 Genesis Health Ventures and Vencor emerged from chapter 11 bankruptcy protection (Vencor in the name Kindred Healthcare, Inc.). Because none of the pre-bankruptcy common stockholders received any shares of these post-bankruptcy companies, the investment values of investments in these companies that commenced in 1996 have been reduced to zero. Therefore, no post- bankruptcy values are reflected in the index for these firms.

Item 2 — Selection of Independent Public Accountants

      Item 2 is a proposal for you to ratify the selection of our independent accountants for 2002. Upon the recommendation of the Audit Committee and subject to ratification by our stockholders, our Board of Directors selected Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2002. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee and the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP will attend the annual meeting to respond to appropriate questions and convey to stockholders any other information they feel is relevant.

Audit Fees

      The fees paid to Ernst & Young LLP for the last fiscal year were:

2001 annual audit fees	$633,000

Audit-related fees	$251,299

Financial information systems design and implementation fees	$0

All other fees	$2,039,328

      The fees reflected in the “All other fees” category consist primarily of litigation support services performed by Ernst & Young LLP on a single matter which commenced in 1999. The Committee concluded that the engagement of Ernst & Young LLP on non-audit related matters did not affect the independence of Ernst & Young LLP for audit purposes. The Committee intends to review non-audit related engagements with Ernst & Young LLP and to scrutinize such engagements to ensure that their independence is not compromised. To facilitate this review, the Committee adopted a policy requiring Committee approval of the engagement of Ernst & Young LLP on non-audit related matters.

The Board of Directors unanimously recommends a vote FOR the adoption of the proposal.

Other Business

      As of the date of this proxy statement, we know of no other matters to be presented for your consideration at the annual meeting. However, if other matters are properly presented for a vote at the meeting, the proxy holders will vote on such matters in the manner they consider to be in your and the other stockholders’ best interests. All proposals to be voted upon by stockholders at the meeting require a majority vote of common stock represented at the meeting in person or by proxy.

General Information

Solicitation Costs

      We will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation. Certain of our officers and employees may also solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but we will pay no additional remuneration for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. We have also made arrangements with brokerage firms and others to forward proxy solicitation materials to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

Stockholder Proposals for 2003 Annual Meeting

      Any stockholder submitting a proposal for inclusion in our proxy statement for our 2003 annual meeting must ensure our receipt of the proposal no later than December 5, 2002. Any stockholder bringing a proposal before the 2003 annual meeting that is not in our proxy statement for that meeting must deliver the proposal to us not less than 60 days and not more than 90 days prior to the date of the annual meeting. If, however, we give less than 70 days notice or prior public disclosure of the date of the annual meeting, we will consider notice of a stockholder’s submission timely if we receive it within 10 days of the date on which we first mail or publicly disclose the date of the annual meeting. Please send all proposals to R. Jeffrey Bixler, Vice President, General Counsel and Secretary, Manor Care, Inc., 333 N. Summit St., Toledo, Ohio 43604.

By Order of the Board of Directors,

R. Jeffrey Bixler, Secretary

Toledo, Ohio

April 5, 2002

[Manor Care LOGO]

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DETACH CARD
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Proxy	MANOR CARE, INC.	Proxy

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Paul A. Ormond, Geoffrey G. Meyers and R. Jeffrey Bixler and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all shares of common stock of Manor Care, Inc. held of record by the undersigned on March 15, 2002, at the Annual Meeting of Stockholders to be held on May 7, 2002, or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 and 2. Items 1 and 2 have been proposed by the registrant.

The Board of Directors recommends a vote FOR Items 1 and 2.

1. ELECTION OF DIRECTORS: CLASS II, Nominees: FOR ☐	WITHHOLD AUTHORITY ☐
Joseph H. Lemieux, John T. Schwieters and Gail R. Wilensky

FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW	☐

2.	RATIFY SELECTION OF ERNST & YOUNG LLP AS AUDITORS.

☐ FOR ☐ AGAINST ☐ ABSTAIN

(Continued and to be signed on reverse side.)

DETACH CARD
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

(Continued from the other side)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated ______________________________, 2002
Signature
Signature, if held jointly

PROXY	PROXY

MANOR CARE, INC.

HCR Stock Purchase and Retirement Savings Plan

The Board of Directors recommends a vote FOR Items 1 and 2.
Items 1 and 2 have been proposed by the registrant.

The undersigned hereby authorizes and instructs The Bank of New York, Trustee under the HCR Stock Purchase and Retirement Savings Plan, to vote in person or by proxy the full common shares of Manor Care, Inc. credited to my account under the Manor Care, Inc. Stock Fund as of March 15, 2002, if any, at the Annual Meeting of Stockholders to be held on May 7, 2002, or at any adjournment thereof.

When properly executed, this proxy will be voted in the manner directed on the reverse side of this card by the undersigned stockholder. If no direction is made, this proxy will be voted by the Trustee in accordance with the instructions that are received with respect to a majority of shares in the Manor Care, Inc. Stock Fund.

(Continued and to be signed on reverse side.)

MANOR CARE, INC. P.O. BOX 11223 NEW YORK, N.Y. 10203-0223

— DETACH PROXY CARD HERE —

[ ]	Please mark, sign, date and	[X]

	return the proxy card promptly	Votes must be indicated

	using the enclosed envelope,	(x) in Black or Blue ink.

   1.    Election of Directors: Class II

FOR all nominees listed below	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below	[ ]	*EXCEPTIONS	[ ]

Nominees: 01 — Joseph H. Lemieux, 02 — John T. Schwieters and 03 — Gail R. Wilensky
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions __________________________________	To change your address, please mark this box. [ ]

	FOR	AGAINST	ABSTAIN

2. Ratify selection of Ernst & Young LLP as auditors.	[ ]	[ ]	[ ]

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

S C A N L I N E

Date	Share Owner sign here